EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 17, 2008, relating to the financial statements and financial highlights which appear in the May 31, 2008 Annual Reports to Shareholders of the Tax-Free Money Market Fund, Tax-Free Bond Fund, Long-Term Tax-Free Fund and High-Yield Municipal Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/  PRICEWATERHOUSECOOPERS LLP
_______________________________________
PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
September 22, 2008